UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2017

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-32288 (Commission File Number)	13-3971809 (IRS Employer Identification No.)

41 Grand Avenue, River Edge, New Jersey 07661
(Address of principal executive offices, including ZIP code)

(201) 343-5202
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 17, 2017, Nephros, Inc., a Delaware corporation (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Tech Capital, LLC (the “Lender”). The Loan Agreement provides for a senior secured asset-based revolving credit facility of up to $1,000,000, which the Company may draw upon from time to time during the term of the Loan Agreement (the “Credit Facility”). On August 17, 2017, at the Company’s request, the Lender advanced the Company the sum of $500,000 pursuant to the Credit Facility. The Company intends to use the proceeds from loans under the Credit Facility for working capital and general corporate purposes.

The Loan Agreement has a basic term of 12 months, which will automatically renew for successive 12-month periods. However, the Company may terminate the Loan Agreement at any time upon 30 days’ written notice to the Lender. The Lender may terminate the Loan Agreement at any time upon 90 days’ written notice to the Company, or immediately following an event of default. All amounts outstanding under the Credit Facility are due and payable upon any such termination of the Loan Agreement.

Availability under the Credit Facility will be based upon periodic borrowing base certifications valuing certain of the Company’s accounts receivable and inventory. Outstanding borrowings under the Credit Facility accrue interest, which shall be payable monthly based on the average daily outstanding balance, at a rate equal 3.5% plus the prime rate (as published in the Wall Street Journal) per annum, provided that such prime rate shall not be less than 4.25% per annum. However, the minimum monthly interest payments required under the Loan Agreement shall be at least $1,000 (the “Minimum Monthly Interest”). In addition, the Company is required to pay to the Lender on the date of the Loan Agreement and each anniversary thereof while there remain outstanding amounts under the Credit Facility a loan fee in the amount of 0.60% of the maximum amount of credit available under the Credit Facility. The Company may prepay all obligations under the Credit Facility at any time, provided that if such prepayment occurs during the first six months of the initial term or any renewal term, then the Company is required to pay an additional fee equal to the Minimum Monthly Interest multiplied by the number of months remaining in such initial or renewal term.

The Company also granted to the Lender a first priority security interest in its assets, including its accounts receivable and inventory, to secure all of its obligations under the Credit Facility. In addition, Nephros International Limited, the Company’s wholly-owned subsidiary, unconditionally guaranteed the Company’s obligations under the Credit Facility.

The Loan Agreement contains customary affirmative covenants, such as financial statement reporting requirements, monthly reports regarding accounts receivable and inventory and such other financial information reasonably requested by Lender. The Loan Agreement also contains customary covenants that limit the ability of the Company and its subsidiaries to, among other things, merger into or consolidate with another entity, sell its assets other than in the ordinary course of its business, change its state of incorporation, guarantee or otherwise become liable for obligations of any third party, or grant or permit to exist any other security interest or lien in any of the Company’s assets.

The Loan Agreement contains customary events of default, such as the failure to pay obligations when due, the Company’s failure to perform its obligations under the Loan Agreement, initiation of bankruptcy or insolvency proceedings, making prohibited payments on subordinated indebtedness and defaults on certain other indebtedness. Upon an event of default, the Lender may, subject to customary cure rights, require the immediate payment of all amounts outstanding under the Credit Facility. In addition, during the occurrence of an event of default, outstanding amounts shall bear interest at an additional 4.0% per annum in excess of the interest rate otherwise applicable.

The preceding description of the Loan Agreement and the Credit Facility is qualified in its entirety by reference to the entire text of the Loan Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement dated August 17, 2017, between Nephros, Inc. and Tech Capital, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: August 23, 2017	By:	/s/ Andrew Astor
Andrew Astor
Chief Financial Officer

Index to Exhibits Filed with this Report

Exhibit No.	Description

10.1	Loan and Security Agreement dated August 17, 2017, between Nephros, Inc. and Tech Capital, LLC.